[DESCRIPTION] List of Subsidiaries

                    SUBSIDIARIES OF UPTOWN RESTAURANT GROUP, INC.


     1. NYB FOODS, INC., a Colorado corporation, doing business under the names "NYB Foods, Inc.," and "New York Burrito."

     2. 1 POTATO 2 FRANCHISING CORPORATION, a Colorado corporation, doing business under the names "1 Potato 2 Franchising Corporation" and "1 Potato 2."